EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2018 Results and Reconfirms Full Year 2019 Guidance
Summary of Fourth Quarter and Full Year 2018 Results (in millions, except LNG data)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Revenues	$2,383	$1,746	36%	$7,987	$5,601	43%
Net income (loss)[1]	$67	$127	(47)%	$471	$(393)	nm
Consolidated Adjusted EBITDA[2]	$634	$523	21%	$2,641	$1,824	45%
LNG exported:
Number of cargoes	80	70	14%	273	205	33%
Volumes (TBtu)	285	252	13%	976	734	33%
LNG volumes loaded (TBtu)	284	252	13%	975	735	33%

Summary Full Year 2019 Guidance (in billions)

	2019
Consolidated Adjusted EBITDA[2]	$2.9	-	$3.2
Distributable Cash Flow[2]	$0.6	-	$0.8

Recent Highlights
Strategic

•
In December 2018, Sabine Pass Liquefaction, LLC (“SPL”) entered into a 20-year LNG Sale and Purchase Agreement (“SPA”) with PETRONAS LNG Ltd. for the sale of approximately 1.1 million tonnes per annum (“mtpa”) of LNG, commencing on the date of first commercial delivery for Train 6 of the SPL Project (defined below).

•
In November 2018, we entered into a 24-year LNG SPA with Polish state-owned oil and gas company Polskie Gornictwo Naftowe i Gazownictwo S.A. for the sale of approximately 1.45 mtpa of LNG, with deliveries to commence in 2019 and the full annual quantity to commence in 2023.

•
In November 2018, SPL entered into an Engineering, Procurement, and Construction (“EPC”) contract with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for Train 6 of the SPL Project. SPL has also issued limited notices to proceed (“LNTP”) to Bechtel to commence early engineering, procurement, and site works.

Operational

•
As of February 20, 2019, over 575 cumulative LNG cargoes have been produced, loaded and exported from the SPL Project and the CCL Project (defined below), including more than 270 cargoes in 2018. LNG from the SPL Project and the CCL Project has been delivered to 32 countries and regions worldwide.

•	In November 2018 and December 2018, the first LNG commissioning cargoes were exported from Train 5 of the SPL Project and Train 1 of the CCL Project, respectively.
Financial

•
For the twelve months ended December 31, 2018, we achieved net income[1] of over $470 million, Consolidated Adjusted EBITDA of over $2.6 billion and Distributable Cash Flow of approximately $600 million.

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•
In December 2018, we amended and restated our existing revolving credit facility to, among other changes, increase total commitments to $1.25 billion, reduce the interest rate and extend the maturity date to December 2022. Borrowings will be used to fund the development of the CCL Project and, provided that certain conditions are met, for general corporate purposes.

Liquefaction Projects Update

	SPL Project		CCL Project
Liquefaction Train	Train 5	Train 6	Train 1	Train 2	Train 3
Project Status	Commissioning	LNTP Issued	Commissioning		Under Construction
Project Completion Percentage(1)	99.7%	—	Stage 1 - 96.7%		42.0%(2)
Expected Substantial Completion	1Q 2019	—	1Q 2019	2H 2019	2H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of December 31, 2018
(2) Engineering 87.0% complete, procurement 63.0% complete, and construction 11.7% complete

Houston, Texas - February 26, 2019 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net income1 of $67 million, or $0.26 per share (basic and diluted), for the three months ended December 31, 2018, compared to net income of $127 million, or $0.54 per share (basic and diluted), for the comparable 2017 period. The decrease in net income was primarily due to increased derivative loss and interest expense, net of amounts capitalized, partially offset by increased income from operations due primarily to increased LNG volumes recognized in income, driven by additional production at the SPL Project and a decrease in LNG volumes in transit at the end of the period.

Cheniere reported net income1 of $471 million, or $1.92 per share (basic) and $1.90 per share (diluted), for the twelve months ended December 31, 2018 compared to a net loss of $393 million, or $1.68 per share (basic and diluted), for the comparable 2017 period. The increase in net income was primarily due to increased income from operations as a result of additional Trains in operation at the SPL Project, decreased loss on modification or extinguishment of debt, increased derivative gain and decreased net income attributable to non-controlling interest, partially offset by increased interest expense, net of amounts capitalized.

Consolidated Adjusted EBITDA2 for the three and twelve months ended December 31, 2018 was $634 million and $2.6 billion, respectively, compared to $523 million and $1.8 billion for the comparable 2017 periods. The increase in Consolidated Adjusted EBITDA was primarily due to increased income from operations.

During the three and twelve months ended December 31, 2018, 80 and 273 LNG cargoes, respectively, were exported from the SPL Project and the CCL Project, six of which were commissioning cargoes. Eight cargoes exported from the SPL Project and the CCL Project and sold on a delivered basis were in transit as of December 31, 2018, one of which was a commissioning cargo.

“2018 was an exceptional year for Cheniere, underscored by our positive final investment decision on Corpus Christi Train 3, the execution of seven long-term LNG SPAs for more than seven mtpa of LNG, and financial results at or above the top end of our guidance ranges for the year,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “With our relentless focus on execution continuing to drive results at both project sites, we have cemented our reputation as a reliable full-service LNG operator which delivers on its promises to customers, while leveraging our infrastructure platform and LNG portfolio to support future growth and value for our stakeholders.

“We look forward to leveraging forward momentum for continued success in 2019. We are focused on progressing Sabine Pass Train 6 and expect to make a positive final investment decision on that project in the coming months. We expect to place Sabine Pass Train 5 and Corpus Christi Train 1 into service imminently, furthering our track record of placing Trains into operation ahead of schedule and within budget. The commissioning process recently began on Corpus Christi Train 2, and we expect that Train to reach substantial completion in the second half of this year.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from the SPL Project and the CCL Project and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2018:

	Three Months Ended December 31, 2018		Year Ended December 31, 2018
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	264	20	955	20
Volumes loaded during the prior period but recognized during the current period	3	—	43	—
Less: volumes loaded during the current period and in transit at the end of the period	(25)	(3)	(25)	(3)
Total volumes recognized in the current period	242	17	973	17
In addition, during the three and twelve months ended December 31, 2018, we recognized the financial impact of 40 TBtu of LNG and 84 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
Fourth Quarter and Full Year 2018 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of December 31, 2018 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Total revenues increased $637 million, and total operating costs and expenses increased $562 million during the three months ended December 31, 2018 as compared to the comparable 2017 period. The increases in revenues and operating costs and expenses for the three months ended December 31, 2018 were driven by increases in the average sales price and cost of LNG sold, respectively, as well as increased LNG volumes recognized in income, driven by additional production at the SPL Project and a decrease in LNG volumes in transit at the end of the period.

Total revenues increased $2.4 billion, and total operating costs and expenses increased $1.8 billion during the twelve months ended December 31, 2018 as compared to the comparable 2017 period. The increases in revenues and total operating costs and expenses for the twelve months ended December 31, 2018 were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared.

Selling, general and administrative expense included share-based compensation expenses of $16 million and $74 million for the three and twelve months ended December 31, 2018, respectively, compared to $17 million and $55 million for the comparable 2017 periods.

Net income attributable to non-controlling interest decreased $227 million during the twelve months ended December 31, 2018 as compared to the twelve months ended December 31, 2017, primarily due to the non-recurrence of non-cash amortization of the beneficial conversion feature on Cheniere Partners’ Class B units that occurred during 2017, partially offset by increased consolidated net income recognized by Cheniere Partners in which the non-controlling interests are held.
Capital Resources
As of December 31, 2018, we had cash and cash equivalents of $981 million available to us. In addition, we had current restricted cash of $2.2 billion designated for the following purposes: $756 million for the SPL Project, $289 million for the CCL Project, $785 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $345 million for other restricted purposes.

Liquefaction Projects
SPL Project and CCL Project
Through Cheniere Partners, we are developing six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
We are also developing three Trains near Corpus Christi, Texas (the “CCL Project”). Trains 1 and 2 are undergoing commissioning, and Train 3 is under construction.
Our Trains are expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG per Train, and average run rate adjusted nominal production capacity of approximately 4.4 to 4.9 mtpa of LNG per Train.
Corpus Christi Stage 3
We are developing up to seven midscale liquefaction Trains adjacent to the CCL Project (“Corpus Christi Stage 3”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa of LNG. In June 2018, we filed an application with FERC to site, construct, and operate Corpus Christi Stage 3, and we are in the process of obtaining all necessary regulatory approvals for Corpus Christi Stage 3.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2018 on Tuesday, February 26, 2019, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected aggregate nominal production capacity of 36 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31, (1)
	2018	2017	2018	2017
Revenues
LNG revenues	$2,245	$1,671	$7,572	$5,317
Regasification revenues	65	65	261	260
Other revenues	69	9	142	21
Other—related party	4	1	12	3
Total revenues	2,383	1,746	7,987	5,601

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,519	980	4,597	3,120
Operating and maintenance expense	156	137	613	446
Development expense	1	3	7	10
Selling, general and administrative expense	75	77	289	256
Depreciation and amortization expense	116	104	449	356
Restructuring expense	—	—	—	6
Impairment expense and loss on disposal of assets	—	4	8	19
Total operating costs and expenses	1,867	1,305	5,963	4,213

Income from operations	516	441	2,024	1,388

Other income (expense)
Interest expense, net of capitalized interest	(222)	(208)	(875)	(747)
Loss on modification or extinguishment of debt	—	—	(27)	(100)
Derivative gain (loss), net	(75)	44	57	7
Other income	16	7	48	18
Total other expense	(281)	(157)	(797)	(822)

Income before income taxes and non-controlling interest	235	284	1,227	566
Income tax provision	(12)	(4)	(27)	(3)
Net income	223	280	1,200	563
Less: net income attributable to non-controlling interest	156	153	729	956
Net income (loss) attributable to common stockholders	$67	$127	$471	$(393)

Net income (loss) per share attributable to common stockholders—basic (2)	$0.26	$0.54	$1.92	$(1.68)
Net income (loss) per share attributable to common stockholders—diluted (2)	0.26	0.54	$1.90	$(1.68)

Weighted average number of common shares outstanding—basic	256.7	235.1	245.6	233.1
Weighted average number of common shares outstanding—diluted	258.0	235.1	248.0	233.1

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$981	$722
Restricted cash	2,175	1,880
Accounts and other receivables	581	369
Accounts receivable—related party	4	2
Inventory	316	243
Derivative assets	63	57
Other current assets	114	96
Total current assets	4,234	3,369

Non-current restricted cash	—	11
Property, plant and equipment, net	27,245	23,978
Debt issuance costs, net	72	149
Non-current derivative assets	54	34
Goodwill	77	77
Other non-current assets, net	305	288
Total assets	$31,987	$27,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$58	$25
Accrued liabilities	1,169	1,078
Current debt	239	—
Deferred revenue	139	111
Derivative liabilities	128	37
Other current liabilities	9	—
Total current liabilities	1,742	1,251

Long-term debt, net	28,179	25,336
Non-current capital lease obligations	57	—
Non-current derivative liabilities	22	19
Other non-current liabilities	58	60

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at December 31, 2018 and 2017
Issued: 269.8 million shares and 250.1 million shares at December 31, 2018 and 2017, respectively
Outstanding: 257.0 million shares and 237.6 million shares at December 31, 2018 and 2017, respectively	1	1
Treasury stock: 12.8 million shares and 12.5 million shares at December 31, 2018 and 2017, respectively, at cost	(406)	(386)
Additional paid-in-capital	4,035	3,248
Accumulated deficit	(4,156)	(4,627)
Total stockholders’ deficit	(526)	(1,764)
Non-controlling interest	2,455	3,004
Total equity	1,929	1,240
Total liabilities and equity	$31,987	$27,906

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.
Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP and Cheniere Corpus Christi Holdings, LLC, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2018 and 2017 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$67	$127	$471	$(393)
Net income attributable to non-controlling interest	156	153	729	956
Income tax provision	12	4	27	3
Interest expense, net of capitalized interest	222	208	875	747
Loss on modification or extinguishment of debt	—	—	27	100
Derivative loss (gain), net	75	(44)	(57)	(7)
Other income	(16)	(7)	(48)	(18)
Income from operations	$516	$441	$2,024	$1,388
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	116	104	449	356
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(19)	(34)	77	33
Total non-cash compensation expense	21	8	76	28
Impairment expense and loss on disposal of assets	—	4	8	19
Legal settlement expense	—	—	7	—
Consolidated Adjusted EBITDA	$634	$523	$2,641	$1,824

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and twelve months ended December 31, 2018 and forecast amounts for full year 2019 (in billions):

	Three Months	Twelve Months
	Ended	Ended
	December 31, 2018	December 31, 2018	Full Year 2019
Net income attributable to common stockholders	$0.07	$0.47	$0.0	-	$0.3
Net income attributable to non-controlling interest	0.16	0.73	0.6	-	0.6
Income tax provision	0.01	0.03			0.0
Interest expense, net of capitalized interest	0.22	0.88			1.5
Depreciation and amortization expense	0.12	0.45			0.8
Other expense, financing costs, and certain non-cash operating expenses	0.06	0.09			0.1
Consolidated Adjusted EBITDA	$0.63	$2.64	$2.9	-	$3.2
Distributions to CQP non-controlling interest	(0.14)	(0.58)			(0.6)
SPL and CQP cash retained and interest expense	(0.36)	(1.44)			(1.5)
Cheniere interest expense, income tax and other	(0.01)	(0.03)			(0.3)
Cheniere Distributable Cash Flow	$0.13	$0.60	$0.6	-	$0.8

Note: Totals may not sum due to rounding.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764